Exhibit (a)(2)(2)

July 20, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Touchstone Strategic Income Opportunities Fund

(“the Fund”), a series of Touchstone Strategic Trust,

Commission File Number 811-03651

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the Fund pursuant to Item 304(a) of Regulation S-K in its amended Form N-CSR to be filed on or about July 21, 2023, captioned “Changes in Independent Registered Public Accounting Firm.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

/s/ Tait, Weller & Baker LLP
Tait, Weller & Baker LLP

cc:	Terri Lucas

Assistant Treasurer

Touchstone Funds

303 Broadway, Suite 1100

Cincinnati, OH 45202

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529